Exhibit 10.1

Your Name: «First» «Last»
Total No. of Shares of Restricted Stock: «Restricted_Stock»

PRGX RESTRICTED STOCK AGREEMENT

FOR EMPLOYEES

PRGX GLOBAL, INC. (“PRGX”) is pleased to grant to the person signing below (“you” or “Participant”) the Restricted Stock described below under the PRGX Global, Inc. 2017 Equity Incentive Compensation Plan (the “Plan”).

Stock Subject to Grant:	Common Stock, no par value per share
Grant Date:	May [ ], 2018

Vesting: Subject to the Plan and this Agreement, all shares of Restricted Stock will become vested and non-forfeitable in accordance with the following schedule, provided you remain continuously employed with PRGX from the Grant Date until such time(s):

On the date below	Shares of Restricted Stock that become vested on such date
May [ ], 2019	1/3 of the shares (rounded down to the nearest whole share)

May [ ], 2020	1/3 of the shares (rounded down to the nearest whole share)

May [ ], 2021	All of the remaining shares

Dividend and Voting Rights: Before the Restricted Stock becomes vested or Forfeited, you will have all voting rights with respect to the shares of Restricted Stock, and you will have the right to receive dividends and distributions in respect of the shares of Restricted Stock, which dividends and distributions shall be accumulated and paid in cash if and at the time the shares of Restricted Stock to which such dividends and distributions relate are no longer subject to forfeiture. No dividends or distributions will be paid with respect to shares of Restricted Stock that are Forfeited.

The Additional Terms and Conditions and the Plan described below are incorporated in this Agreement by reference and contain important information about your Restricted Stock. Copies of these documents are being provided to you in connection with this Agreement. Please review them carefully and contact PRGX Human Resources if you have any questions.

Additional Terms and Conditions describes the restrictions on your Restricted Stock, what happens if you cease to remain employed with PRGX before your Restricted Stock becomes vested and where to send notices; and

The Plan contains the detailed terms that govern your Restricted Stock. If anything in this Agreement or the other referenced documents is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control. All terms used herein that are not defined herein but that are defined in the Plan have the same meaning given them in the Plan.

Please sign in the space provided below, keep a copy of this Agreement for your records, and return both originals to PRGX Human Resources.

Participant:	PRGX GLOBAL, INC.

By:
«First» «Last»	Name: Louise Winstone
Your Residence Address:	Its: Senior Vice President – Human Resources
«Address_1» «Address_2»
«City», «State» «Zip_Code»

ADDITIONAL TERMS AND CONDITIONS OF YOUR RESTRICTED STOCK

PLAN ADMINISTRATION.

•	The Plan is administered on behalf of the Committee by the Plan administrator. The Plan administrator is responsible for assisting you with respect to your Restricted Stock and maintaining the records of the Plan. If you have questions about your Restricted Stock or how the Plan works, please contact the Plan administrator at Plan.Administrator@prgx.com or (770) 779-3309.

•	Except as provided herein and in the Plan, the Restricted Stock is non-transferable. The Restricted Stock may be transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order and, notwithstanding the foregoing, during the Participant’s lifetime may be transferred by the Participant to any of the Participant’s Permitted Transferees. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Plan administrator expressly approves the transfer. Any transferee to whom the Restricted Stock is transferred shall be bound by the same terms and conditions, including with respect to vesting, that govern the Restricted Stock in the hands of the Participant; provided, however, that the transferee may not transfer the Restricted Stock except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. No right or interest of the Participant or any transferee in the Restricted Stock shall be subject to any lien, obligation or liability of the Participant or any transferee.

•	You may pay any applicable tax withholding (i) in cash, (ii) by certified or bank cashier’s check, or (iii) by such other medium of payment as the Plan administrator in his sole discretion may permit. The Plan administrator will determine the amount of any required tax withholding.

•	Until the shares of Restricted Stock become vested, in lieu of issuing certificates for such shares, PRGX may reflect in its books and records the issuance of the Restricted Stock. If stock certificates evidencing the shares of Restricted Stock are issued before the Restricted Stock becomes vested, PRGX shall retain custody of such stock certificates until the shares of Restricted Stock become vested. As soon as administratively practicable (and within 30 days) after the shares of Restricted Stock become vested, the Company will deliver to the Participant or make available to the Participant’s broker the shares of Restricted Stock that have become vested.

EFFECT OF TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL.

•	Termination of Employment. If your employment with PRGX terminates for any reason prior to the Restricted Stock becoming vested, any Restricted Stock that is not then vested will be forfeited immediately upon the termination of your employment for any reason.

•	Change in Control. Upon the occurrence of a Change in Control, as such term is defined in the Plan, one-hundred percent (100%) of the shares of Restricted Stock shall become vested and non-forfeitable if you have remained in the continuous employ of PRGX from the Grant Date until the time of the Change in Control. Accordingly, subsequent termination of your employment for any reason after the Change in Control will not result in forfeiture of your shares of Common Stock.

•	Employment. For purposes of this Agreement, employment with any Affiliate of PRGX will be considered employment with PRGX.

NOTICES. All notices pursuant to this Agreement will be in writing and either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

To the Company:	PRGX Global, Inc.
600 Galleria Parkway, Suite 100
Atlanta, GA 30339
Attention: Senior Vice President-General Counsel & Secretary

To you:	The address set forth on page 1

MISCELLANEOUS.

•	The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Failure by you or PRGX at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRGX of any condition or the breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each Section of this Agreement are for convenience only. This Agreement and the Plan contain the entire agreement of the parties hereto and no representation, inducement, promise, or agreement or otherwise between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.

•	With respect to any shares of Restricted Stock forfeited under this Agreement, the Participant does hereby irrevocably constitute and appoint the Secretary of the Company or any successor Secretary of the Company (the “Secretary”) as his or her attorney to transfer the forfeited shares on the books of the Company with full power of substitution in the premises. The Secretary shall use such authority to cancel any shares of Restricted Stock that are forfeited under this Agreement.